Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of:

The Telx Group, Inc.:

We consent to the use of our report dated March 21, 2011, with respect to the consolidated balance sheets of The Telx Group, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

May 23, 2011